NEWS RELEASE

FOR IMMEDIATE RELEASE

September 8, 2015

CAPITOL FEDERAL FINANCIAL, INC.
ANNOUNCES COMPLETION OF STOCK REPURCHASE PLAN

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that it has completed its current stock repurchase plan. The plan, announced in November 2012, authorized the repurchase of up to $175.0 million in stock. In total, the Company repurchased 14.6 million shares at an average price of $11.95 per share, or $175.0 million. As of September 3, 2015, the Company had 137.1 million shares of stock outstanding. This repurchase plan, coupled with our first repurchase plan of $193.0 million, has resulted in total share repurchases of $368.0 million since the Company completed its second-step conversion in December 2010. Subsequent to the completion of this repurchase plan, Capitol Federal Financial, Inc., at the holding company level, had $74.0 million on deposit at the Bank.

The Company’s management and board will consider a new stock buyback program as they consider the Company's capital management program.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank (the "Bank"). The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave	700 S Kansas Ave
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com